Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RPM International Inc. Amended and Restated 2004 Omnibus Equity and Incentive Plan, of our reports dated July 29, 2010, with respect to the consolidated financial statements of RPM International Inc. and the effectiveness of internal control over financial reporting of RPM International Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 2010, and the financial statement schedule of RPM International Inc. included therein, fileld with the Securities and Exchange Commission.
   /s/ Ernst & Young LLP
ERNST & YOUNG LLP
Cleveland, Ohio
July 30, 2010